As filed with the U.S. Securities and Exchange Commission on February 26, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNOVANT, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2771572
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

320 West 37th Street New York, NY	10018
(Address of principal executive office)	(Zip Code)

Immunovant, Inc. 2019 Equity Incentive Plan

Immunovant Sciences Ltd. 2018 Equity Incentive Plan

(Full title of the plans)

W. Bradford Middlekauff

General Counsel

Immunovant, Inc.

320 West 37th Street

New York, NY 10018

(917) 580-3099

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Frank F. Rahmani

John T. McKenna

Alison A. Haggerty

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share
– Reserved for future grant under the 2019 Equity Incentive Plan	5,343,520(2)	$14.808(3)	$ 79,126,845	$10,271
– Outstanding under the 2019 Equity Incentive Plan (options)	156,480(4)	$15.810(5)	$ 2,473,949	$ 321
– Outstanding under the 2018 Equity Incentive Plan (options)	4,378,454(6)	$ 7.940(7)	$ 34,764,925	$ 4,512
Total	9,878,454		$116,365,719	$15,104

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Immunovant, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) or the Immunovant Sciences Ltd. 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Represents 5,343,520 shares of Common Stock reserved for future issuance under the 2019 Plan as of the date of this Registration Statement. The number of shares of Common Stock reserved for issuance under the 2019 Plan will automatically increase on April 1st of each year, beginning on April 1, 2020 and continuing through (and including) April 1, 2029, by the lesser of (i) four percent (4%) of the total number of shares of Common Stock outstanding on March 31 of the preceding fiscal year and (ii) a number determined by the Registrant’s board of directors prior to any such increase date.

(3)

Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee on the basis of $14.808 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on February 25, 2020.

(4)	Represents 156,480 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the 2019 Plan as of the date of this Registration Statement.
(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2019 Plan.

(6)	Represents 4,378,454 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the 2018 Plan as of the date of this Registration Statement.
(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2018 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)

The Registrant’s prospectus filed on May  10, 2019 pursuant to Rule 424(b) under the Securities Act, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-230893).

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019, filed with the Commission on June  12, 2019 August  12, 2019, November  13, 2019 and February 14, 2020, respectively.

(c)

The Registrant’s Current Reports on Form 8-K, filed with the Commission on May 15, 2019, May  20, 2019, August  26, 2019, October  2, 2019, December 17, 2019, December  20, 2019 and February 19, 2020, to the extent the information therein is filed and not furnished.

(d)

The description of the Registrant’s Common Stock, which is contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 9, 2019 (File No. 001-38906) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) permits indemnification of the Registrant’s directors and officers to the fullest extent permitted by applicable law as it now exists or, with respect to directors, as such law may in the future be amended. In addition, the Charter provides that the liability of the Registrant’s directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law. The Registrant’s Amended and Restated Bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the fullest extent permitted by the Delaware General Corporation Law or any other applicable law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director or officer of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant or any of its subsidiaries. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act, that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Immunovant, Inc.	8-K	001-38906	3.1	December 20, 2019

4.2	Amended and Restated Bylaws of Immunovant, Inc.	8-K	001-38906	3.2	December 20, 2019

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm.

23.3*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	2019 Equity Incentive Plan of Immunovant, Inc. and forms of award agreements thereunder.	8-K	001-38906	10.3	December 20, 2019

99.2	2018 Equity Incentive Plan of Immunovant Sciences Ltd. forms of award agreements thereunder.	8-K	001-38906	10.4	December 20, 2019

*	Filed herewith

ITEM 9.	UNDERTAKINGS.

(1)	The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 26th day of February, 2020.

IMMUNOVANT, INC.

By:	/s/ Peter Salzmann, M.D.
Peter Salzmann, M.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Salzmann, Pamela Yanchik Connealy and W. Bradford Middlekauff, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter Salzmann, M.D.	Chief Executive Officer and Director	February 26, 2020
Peter Salzmann, M.D.	(Principal Executive Officer)

/s/ Pamela Yanchik Connealy	Chief Financial Officer	February 26, 2020
Pamela Yanchik Connealy	(Principal Financial and Accounting Officer)

/s/ Frank M. Torti, M.D.	Chairperson of the Board of Directors	February 26, 2020
Frank M. Torti, M.D.

/s/ Andrew Fromkin	Director	February 26, 2020
Andrew Fromkin

/s/ Douglas Hughes	Director	February 26, 2020
Douglas Hughes

/s/ George Migausky	Director	February 26, 2020
George Migausky

/s/ Atul Pande, M.D.	Director	February 26, 2020
Atul Pande, M.D.

/s/ Eric Venker, M.D.	Director	February 26, 2020
Eric Venker, M.D.